Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

SIMTEK CORPORATION

at

$2.60 Net Per Share

by

COPPER ACQUISITION CORPORATION

a wholly-owned subsidiary of

CYPRESS SEMICONDUCTOR CORPORATION

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated August 15, 2008 (which, together with any amendments or supplements thereto, collectively constitute the “Offer to Purchase”) and the related Letter of Transmittal (which, together any amendments and supplements thereto and the Offer to Purchase, collectively constitute the “Offer”) in connection with the offer by Copper Acquisition Corporation, a Delaware corporation (the “Purchaser”) and wholly-owned subsidiary of Cypress Semiconductor Corporation, a Delaware corporation (“Parent”), to purchase for cash all outstanding shares of common stock par value $0.0001 per share (the “Shares”) of Simtek Corporation, a Delaware corporation (the “Company”). The Offer is being made in connection with the Agreement and Plan of Merger, dated August 1, 2008, by and among the Purchaser, Parent and the Company (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, and the Company will become a wholly-owned subsidiary of Parent (the “Merger”). We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $2.60 per Share, net to you in cash without interest thereon, less any required withholding taxes;

2.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Friday, September 12, 2008 unless the Offer is extended pursuant to the Merger Agreement (as extended, the “Expiration Date”);

3.	The Offer is conditioned upon, among other things:

(a) the condition (the “Minimum Condition”) that there have been validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares that, together with the Shares then owned by Parent and Purchaser (if any), represents at least a majority of the sum of (x) all then outstanding Shares, plus (y) all Shares issuable upon the exercise of all then outstanding options to purchase Shares (“Company Options”) with exercise prices less than $2.60 that are vested and exercisable as of any then scheduled expiration date of the Offer or that would be vested and exercisable at any time within 90 calendar days following the then scheduled expiration date of the Offer assuming that the holder of such Company Options satisfies the vesting conditions applicable thereto (and after giving effect to the acceleration of any vesting that may occur as a result of the Offer), plus (z) all Shares issuable upon the exercise, conversion or exchange of any then outstanding securities (other than Company Options) with exercise or conversion prices less than $2.60 that are exercisable or convertible into, or exchangeable for, Shares at any time within 90 calendar days following the then scheduled expiration date of the Offer,

(b) the receipt of any clearance, consent, approval, order or authorization of any governmental entity or that Parent reasonably determines in good faith to be necessary or appropriate to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger), in any case, on terms that do not involve certain adverse regulatory conditions more fully described in the Merger Agreement,

(c) the representations and warranties of the Company are true and correct in accordance with the terms of the Merger Agreement,

(d) the Company’s performance or compliance with the covenants or other agreements of the Company required to be performed or complied with by the Company under the Merger Agreement,

(e) the absence of any material adverse change in the Company, and

(f) the absence of any governmental order or any law that would prohibit or prevent the Offer or the Merger, all as more fully described in the Merger Agreement.

If any of these conditions is not satisfied at or prior to the scheduled expiration of the Offer, the Purchaser (a) will not be required to accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), pay for Shares that are tendered in the Offer, and (b) may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any Shares that are tendered in the Offer. Parent or the Purchaser may waive any of the conditions to the Offer without the prior consent of the Company, except for the Minimum Condition described in paragraph (a) above. The Offer is not conditioned upon Parent or the Purchaser obtaining financing.

4.	Any stock transfer taxes applicable to the sale of the Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computer share Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time and will depend upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Simtek Corporation

by

Copper Acquisition Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated August 15, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by the Purchaser to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Simtek Corporation

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered*	SIGN HERE

Account Number

Signature(s)

Please Print Name(s)

Dated , 2008	Address(es)

(Zip Code)

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.